UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 17, 2009
Date of Report (Date of earliest event reported)

BB&T Corporation
(Exact name of registrant as specified in its charter)
Commission file number : 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.

     On June 17, 2009, BB&T Corporation (the “Company”) repurchased from the United States Department of the Treasury (the “Treasury”) all of the 3,133.64 outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “Preferred Stock”), having a liquidation amount equal to $1,000,000 per share. The Preferred Stock was issued to the Treasury on November 14, 2008 pursuant to the Capital Purchase Program established under the Troubled Asset Relief Program (“TARP”). The aggregate purchase price paid by the Company to the Treasury for the Preferred Stock was approximately $3.1 billion, including approximately $13.9 million of accrued and unpaid dividends.

     Related to this repurchase, the Company will record a charge of approximately $48 million in the second quarter of 2009 to account for the difference between the amortized cost of the preferred stock and the repurchase price.

     The Company has notified the Treasury of its intent to repurchase the outstanding warrant associated with TARP, which allows the Treasury to purchase up to 13.9 million shares of the Company’s common stock.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BB&T CORPORATION
(Registrant)

By:	/s/ Edward D. Vest
Edward D. Vest
Executive Vice President and Corporate Controller
(Principal Accounting Officer)

Date: June 23, 2009